Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment No. 1 to registration statement on Form S-1 on registration statement on Form S-3 (Registration No. 333-127149) of our report dated April 24, 2006 except for Note 7 (paragraph 6) as to which the date is June 20, 3006, with respect to our audits of the combined balance sheets and related combined statements of income, equity and cash flows of B.J.K., Inc. as of and for the years ended December 31, 2005 and 2004, appearing in the Schedule 14A of Chem Rx Corporation F/K/A Paramount Acquisition Corp. dated October 2, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, New York

January 7, 2008